Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BEYOND AIR, INC.

Beyond Air, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

1. The name of the Corporation is Beyond Air, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 28, 2015. The original Certificate of Incorporation was amended and restated and filed with the Secretary of State of the State of Delaware effective January 13, 2017 (the “Amended and Restated Certificate of Incorporation”). A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware effective June 26, 2019. A Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware effective November 25, 2024.

2. The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by adding the following new paragraph at the end of Article IV:

“D. July 2025 REVERSE STOCK SPLIT

Effective at 12:01 AM, Eastern Time, on July 14 , 2025 (the “July 2025 Split Effective Time”), every twenty (20) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the July 2025 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests as described below (the “July 2025 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. The Board of Directors shall make provision for the issuance of that number of fractions of common stock such that any fractional share of a holder otherwise resulting from the July 2025 Reverse Split shall be rounded up to the next whole number of shares of common stock. As of the July 2025 Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the July 2025 Reverse Split is deemed to represent the number of post-July 2025 Reverse Split shares into which the pre-July 2025 Reverse Split shares were reclassified and combined. The July 2025 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, common stock of the Corporation and all references to such common stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of common stock shall be deemed to be references to the common stock or options or rights to purchase or acquire shares of common stock, as the case may be, after giving effect to the July 2025 Reverse Split.”

3. The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Third Certificate of Amendment to be advisable, (ii) adopting and approving this Third Certificate of Amendment, (iii) directing that this Third Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the special meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Third Certificate of Amendment be approved.

4. This Third Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at the special meeting of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

5. This Third Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

6. This Third Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, Beyond Air, Inc. has caused this Third Certificate of Amendment to be signed by a duly authorized officer of the Corporation on July 9, 2025.

BEYOND AIR, INC.

Steven Lisi
Chief Executive Officer

[Signature Page to Third Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Beyond Air, Inc.]